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                                                       Filed pursuant to
                                                       Rule 424(b)(3)
                                                       Registration No. 33-65497
PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED JANUARY 22, 1996)
(As supplemented by prospectus supplements dated January 24, 1996, January 31, 1996, February 6, 1996 and February 12, 1996)

                           TELE-COMMUNICATIONS, INC.
           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

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   On October 31, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder")
sold 90,000 shares of the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCOMA"). The 90,000 shares of TCOMA were sold by the Selling Stockholder to SJP Investors ("SJP") at the following prices: 10,000 shares at $12.25 per share, 10,000 shares at $12.1875 per share, 15,000 shares at $12.125 per share, 20,000 shares at $12.0625 per share and 35,000 shares at $11.875 per share. No commissions were paid to SJP in connection with such sales.

   On November 1, 1996, the Selling Stockholder sold 130,000 shares of TCOMA. The 130,000 shares of TCOMA were sold by the Selling Stockholder to SJP at the following prices: 30,000 shares at $12.1875 per share, 30,000 shares at $12.3125 per share, 10,000 shares at $12.375 per share, 20,000 shares at $12.5 per share, 10,000 shares at $12.5625 per share and 30,000 shares at $12.6875 per share. No commissions were paid to SJP in connection with such sales.

   On November 4, 1996, the Selling Stockholder sold 65,000 shares of TCOMA. The 65,000 shares of TCOMA were sold by the Selling Stockholder to SJP at the following prices: 20,000 shares at $12.8125 per share, 10,000 shares at $12.9375 per share, 10,000 shares at $13 per share, and 25,000 shares at $13.0625 per share. No commissions were paid to SJP in connection with such sales.

   On November 5, 1996, the Selling Stockholder sold 35,000 shares of TCOMA. The 35,000 shares of TCOMA were sold by the Selling Stockholder to SJP at the following prices: 15,000 shares at $13.125 per share and 20,000 shares at $13.375 per share. No commissions were paid to SJP in connection with such sales.

   On November 7, 1996, the Selling Stockholder sold 10,000 shares of TCOMA. All 10,000 shares of TCOMA were sold by the Selling Stockholder to SJP at $13.1875 per share. No commissions were paid to SJP in connection with such sales.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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         The date of this Prospectus Supplement is November 12, 1996.